UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934


The Middleby Corporation  (Name of Issuer)
Common Stock  (Title of Class of Securities)
596278101 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








































          Schedule 13G

Item 1(a) The Middleby Corporation
(b) 1400 Toastmaster Drive
     Elgin, Illinois  60120

Item 2 (a)  Corbyn Investment Management, Inc., et al.
(b) Suite 108
     2330 W. Joppa Road
     Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101

Item 3	(h)  The filer is a group consisting of an
Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company
Act.

Item 4    N/A

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6    N/A

Item 7    N/A

Item 8	(a)  The group consists of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).

Item 9    N/A
























           Schedule 13G




Item 1	(a) The Middleby Corporation
(b)1400 Toastmaster Drive
Elgin, Illinois  60120

Item 2	(a)  Corbyn Investment Management, Inc.
(b) Suite 108 2330 W. Joppa Road
Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101


Item 3	(e)  The filer is an Investment Adviser registered
under Section 203 of the Investment Advisers Act of 1940.


Item 4    N/A

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A

































            Schedule 13G

Item 1	(a) The Middleby Corporation
(b)1400 Toastmaster Drive
Elgin, Illinois  60120

Item 2	(a)  Greenspring Fund, Inc.
(b) Suite 110 2330 W. Joppa Road
Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101

Item 3	(d)  The filer is an Investment Company registered
under Section 8 of the Investment Company Act.

Item 4    N/A

Item 5 Reporting person has ceased to be the beneficial owner or more than 5% of the class of securities.

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
     After reasonable inquiry and to the best of my knowledge and belief,I certify that the information set forth in this statement is true, complete and correct.

January 8, 2004
Signature  Karla K. Moore, Secretary
Name/Title











CUSIP No. 596278101      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check the Appropriate Box if a Member of a Control Group
(a) [x]
(b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of		5.  Sole Voting Power
Shares			94,600
Beneficially	6.  Shared Voting Power
Owned By
Each			7.  Sole Dispositive Power
Reporting			94,600
Person With:	8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting
Person
     94,600

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     1.03%

12.  Type of Reporting Person
     00- Group Consisting of IA and IV





















CUSIP No.  596278101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check the Appropriate Box if a Member of a Control Group
(a) [x]
(b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of	  5.  Sole Voting Power
Shares		76,600
Beneficially  6.  Shared Voting Power
Owned By
Each		  7.  Sole Dispositive Power
Reporting		76,600
Person With:  8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting
Person
     76,600

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     .83%

12.  Type of Reporting Person
      IA


















CUSIP No.  596278101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check the Appropriate Box if a Member of a Control Group
(a) [x]
(b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number Of	5.  Sole Voting Power
Shares		18,000
Beneficially  6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		18,000
Person With:  8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting
Person
     18,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     .20%

12.  Type Of Reporting Person
      IV